Exhibit 99.1

MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports Fourth Quarter
and Fiscal Year 2012 Operating Results

SAINT PAUL, MN (December 19, 2012) — MGC Diagnostics Corporation (NASDAQ: MGCD) (formerly Angeion Corporation), a global medical technology company, today reported financial results for the fourth quarter and fiscal year 2012, ended October 31, 2012.

Fourth Quarter and Fiscal Year 2012 Highlights:
•	Fourth quarter revenue of $8.2 million increased 4% versus fourth quarter of fiscal 2011 and 19% on a sequential basis. For fiscal year 2012 revenue was comparable to fiscal 2011;
•

Fiscal fourth quarter income from continuing operations was $5,000 or $0.00 per diluted share and income from discontinued operations was $785,000 or $0.20 per diluted share for comprehensive income of $790,000 or $0.20 per diluted share. The fiscal 2012 loss from continuing operations was $(1.06) million or $(0.28) per diluted share and income from discontinued operations was $1.06 million or $0.28 per diluted share for a net comprehensive loss of $(3,000) or $(0.00) per diluted share.

•	Fiscal 2012 recurring revenue (service and supplies revenues) totaled 40% of total revenue compared to 37% in fiscal 2011;
•	Fiscal 2012 maintenance and service contract billings increased 6% on a year-over-year basis;
•	Strong year-end balance sheet with $9.7 million in cash and investments, $13.5 million of working capital and no long-term debt;
•

Rated #1 in all product and service categories of a September 24, 2012 User Satisfaction Survey by MD Buyline; a provider of objective, evidence-based information used in the selection, acquisition, and management of medical technology;

•

The Company sold the assets of its New Leaf business to Life Time Fitness, effective August 28, 2012 to focus on is core business. Life Time Fitness paid the Company $1.0 million at closing, and will pay an additional $235,000 over the next 18 months.

For the fourth quarter of fiscal year 2012, total revenues increased 4% to $8.2 million compared to $7.9 million in the fourth quarter of fiscal 2011. Domestic 2012 fourth quarter sales totaled $6.6 million, compared to $6.4 million in the 2011 fourth quarter while international sales were $1.6 million, versus $1.5 million in last year’s comparable fourth quarter.

Fourth quarter, equipment, supplies and accessories sales totaled $7.1 million, compared to $6.7 million during last year’s comparable quarter. Service revenues for the fourth quarter decreased $26,000, or 2%, to $1.1 million compared to last year’s fourth quarter. The decrease in 2012 fourth quarter service revenues reflects the Company’s strategic decision to no longer support older customer equipment as the parts needed to meet our service standards are no longer available. We will focus on transitioning these customers to newer MGC Diagnostics equipment. For the 2012 fourth quarter, the Company recorded a gain of $816,000 related to the sale of its New Leaf assets to Life Time Fitness, Inc. Overall, the Company reported net income of $790,000, or $0.20 per diluted share, versus net income of $391,000, or $0.10 per diluted share, in the comparable quarter last year.

Gross margin for the quarter was 55.1% compared to 56.2% in the fourth quarter of fiscal year 2011, respectively. This decrease is due in part to lower margin Group Purchasing Organization (GPO) sales accounting for a higher percent of fiscal 2012 Company sales. For the fourth quarter and fiscal year, GPO sales increased 176% and 218%, as compared with the prior year quarter and fiscal year, respectively. GPO sales accounted for approximately 58% and 45% of total sales for the just completed quarter and fiscal year, respectively.

Fourth quarter 2012 general and administrative expenses totaled $1.2 million versus $1.1 million in the comparable quarter last year. Sales and marketing expenses were $2.5 million compared to $1.8 million in the fourth quarter of fiscal year 2011. Increases included GPO fees, personnel/consulting and related meeting, travel and convention costs introducing rebranded products, as well as separation costs totaling $90,000 for terminated sales and marketing management positions. Research and development costs were $791,000 compared to $852,000 in last year’s fourth quarter.

For fiscal year 2012, the Company reported total revenues of $27.2 million compared to $27.0 million in fiscal year 2011. Income from discontinued operations was $1.1 million, reflecting a gain of $816,000 attributable to the sale of the Company’s New Leaf assets to Life Time Fitness, Inc. on August 28, 2012, compared to a loss of $712,000 in fiscal 2011 (see “Discontinued Operations” below). The Company reported a net loss of $1,000, or $(0.00) per fully diluted share, compared to a net loss of $152,000, or $(0.04) per diluted share in fiscal year 2011.

Gregg O. Lehman, Ph.D., president and chief executive officer of MGC Diagnostics, said, “As we enter fiscal year 2013, the former Angeion Corporation has completely transformed into MGC Diagnostics, a highly focused global medical technology company specializing in cardio/respiratory health solutions. We have reconfigured and strengthened the executive management team and now have the appropriate skill sets to consistently grow the company. We have streamlined the sales and marketing management team to enhance efficiencies that will drive sales. We have successfully rebranded our products and corporate identity by leveraging the strength of our highly respected MedGraphics brand and we concluded the sale of our New Leaf operations to Life Time Fitness, Inc.

“From an operating standpoint, we have taken a major step in stabilizing, and bringing a level of predictability to our revenue stream by having expanded our GPO (group purchasing organization) sales channel in the U.S. Given that a majority of hospitals in the U.S. are members of a GPO, this distribution channel has the ability to effectively showcase our products on a much wider scale than we could ever do in-house. These types of efficiencies permit us to focus our resources on reengineering and refreshing our existing products and developing new products to drive future growth.

“In the just concluded fiscal year,” continued Dr. Lehman, “we initiated the roll-out of our new Real Time Diffusion product, which has been very well received to this point and that we expect will generate substantial traction in fiscal 2013. We expect to introduce two new products in fiscal 2013 that will be important contributors to the top and bottom lines in the coming years. New product development is a priority at MGC Diagnostics and we are uniquely positioned to bring innovation to a space that has traditionally relied on older technology. We are focusing on improving operating efficiencies, achieving better patient outcomes and managing costs in a manner consistent with the needs of the market and the coming regulatory requirements.”

Dr. Lehman concluded, “With the Company appropriately reconfigured, we are now at the proverbial starting line as a company that is right-sized, with a highly focused management team, a commitment to new product development, and a motivated sales force with the necessary tools to take this company to the next level of its development in the coming years. There are great opportunities ahead and we look forward to fully developing those opportunities to drive value for our customers, employees and our loyal shareholders.”

Discontinued Operations
In reporting these results for the three months and the fiscal years ended October 31, 2012 and 2011, the Company is presenting results from its New Leaf business line as “discontinued operations.” In December 2011, the Company announced that its Board of Directors had determined that it would seek strategic alternatives, including the possibility of a sale, of the New Leaf business and that it had hired an investment banker to assist it in this process. On August 28, 2012, the Company announced the completion of the sale of the assets of its New Leaf business to Life Time Fitness, Inc. for $1.235 million.

As a result, in this press release the Company has eliminated from its statement of comprehensive income (loss) all revenues and expenses associated with its New Leaf business and presented the income (loss) from New Leaf activities as “discontinued operations.” The Company has also reclassified its results for prior periods in these financial statements to reflect this discontinued operations treatment for its New Leaf business line.

Conference Call
The Company has scheduled a conference call for Wednesday, December 19, 2012 at 11:00 a.m. ET to discuss its financial results for the fourth quarter of fiscal year 2012.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10022073, through December 26, 2012. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics
MGC Diagnostics Corporation (NASDAQ: MGCD), (formerly Angeion Corporation), is a global medical technology company dedicated to cardiorespiratory health solutions. MGC Diagnostics develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provide solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements
From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward−looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward−looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. These forward−looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward−looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2011, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Robert M. Wolf	Joe Dorame, Robert Blum, Joe Diaz
	MGC Diagnostics Corporation	Lytham Partners, LLC
	Chief Financial Officer	(602) 889-9700
	(651) 484-4874	mgcd@lythampartners.com

(Financial Tables to Follow)

MCG DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	October 31, 2012	October 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$9,665	$8,461
Short-term investments	—	723
Accounts receivable, net of allowance for doubtful accounts of $98 and $96, respectively	5,860	5,958
Inventories, net of obsolescence reserve of $373 and $431, respectively	3,850	3,688
Prepaid expenses and other current assets	418	235
Current assets of discontinued operations	—	62
Total current assets	19,793	19,127
Property and equipment, net of accumulated depreciation of $3,876 and $3,735, respectively	578	440
Intangible assets, net	1,492	1,174
Other non-current assets	85	—
Non-current assets of discontinued operations	—	31
Total Assets	$21,948	$20,772
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,094	$2,022
Employee compensation	1,749	1,481
Deferred income	1,927	1,771
Warranty reserve	91	141
Other current liabilities and accrued expenses	442	221
Total current liabilities	6,303	5,636
Long-term liabilities:
Long-term deferred income and other	895	817
Total Liabilities	7,198	6,453
Commitments and Contingencies	—	—
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 3,986,350 and 3,905,648 shares issued and 3,885,279 and 3,778,796 shares outstanding in 2012 and 2011, respectively	388	378
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	21,046	20,622
Accumulated deficit	(6,684)	(6,683)
Accumulated other comprehensive income	—	2
Total Shareholders’ Equity	14,750	14,319
Total Liabilities and Shareholders’ Equity	$21,948	$20,772

MCG DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited in thousands, except per share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2012	2011	2012	2011
Revenues
Equipment, supplies and accessories revenues	$7,101	$6,736	$22,839	$22,912
Service revenues	1,131	1,157	4,319	4,090
	8,232	7,893	27,158	27,002
Cost of revenues
Cost of equipment, supplies and accessories revenues	3,338	3,108	10,902	10,316
Cost of service revenues	359	350	1,445	1,391
	3,697	3,458	12,347	11,707

Gross margin	4,535	4,435	14,811	15,295
Operating expenses:
Selling and marketing	2,471	1,828	8,029	6,758
General and administrative	1,158	1,056	4,146	4,299
Research and development	791	852	3,246	3,239
Amortization of intangibles	108	105	437	420
	4,528	3,841	15,858	14,716
Operating income (loss)	7	594	(1,047)	579
Interest income	2	1	9	21
Income (loss) from continuing operations before taxes	9	595	(1,038)	600
Provision for taxes	4	10	25	40
Income (loss) from continuing operations	5	585	(1,063)	560
Discontinued operations
(Loss) income from operations of discontinued operations	(31)	(194)	246	(712)
Gain on sale of discontinued operations	816	—	816	—
Income (loss) from discontinued operations	785	(194)	1,062	(712)
Net income (loss)	790	391	(1)	(152)
Other comprehensive loss; net of tax
Unrealized loss on securities	—	(2)	(2)	(5)
Comprehensive income (loss)	$790	$389	$(3)	$(157)
Income (loss) per share
Basic
From continuing operations	$—	$0.16	$(0.28)	$0.15
From discontinued operations	$0.20	$(0.06)	$0.28	$(0.19)
Total	$0.20	$0.10	$—	$(0.04)
Diluted
From continuing operations	$—	$0.15	$(0.28)	$0.15
From discontinued operations	$0.20	$(0.05)	$0.28	$(0.19)
Total	$0.20	$0.10	$—	$(0.04)
Weighted average common shares outstanding
Basic	3,885	3,767	3,828	3,767
Diluted	3,929	3,829	3,828	3,842

MCG DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended October 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(1)	$(152)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	234	265
Amortization	437	420
Stock-based compensation	411	346
Increase (decrease) in allowance for doubtful accounts	2	(4)
Decrease in inventory obsolescence reserve	(58)	(168)
Loss on disposal of equipment	3	76
Gain on disposal of discontinued operations	(816)	—
Changes in operating assets and liabilities:
Accounts receivable	96	(733)
Inventories	(94)	115
Prepaid expenses and other current assets	(33)	35
Accounts payable	72	71
Employee compensation	268	(634)
Deferred income	222	165
Warranty reserve	(50)	(34)
Other current liabilities and accrued expenses	221	(187)
Net cash provided by (used in) operating activities	914	(419)

Cash flows from investing activities:
Sales of investments	721	2,715
Proceeds from sale of discontinued operations	665	—
Purchases of property and equipment and intangible assets	(1,131)	(599)
Net cash provided by investing activities	255	2,116

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	50	20
Proceeds from the exercise of stock options	97	48
Repurchase of common stock	(66)	(198)
Repurchase of common stock upon vesting of restricted stock awards	(46)	(49)
Net cash provided by (used in) financing activities	35	(179)
Net increase in cash and cash equivalents	1,204	1,518
Cash and cash equivalents at beginning of year	8,461	6,943
Cash and cash equivalents at end of year	$9,665	$8,461

Cash paid for taxes	$21	$24
Supplemental non-cash items:
Share value received for stock option exercise	$—	$89
Share value issued for long-term liability	48	—
Other current and non-current assets from sale of discontinued perations	235	—